Exhibit 10.2

Logistic Support Agreement

This Agreement (“Agreement”) dated as of the 13 day of June, 2006, between Force Protection Industries, Inc. (“FPI”), and   BAE Systems Land & Armaments, L.P. acting through its Ground Systems Division (“GSD”).

WHEREAS, GSD has entered into contract with the Government for Iraqi Light Armoured Vehicles (“ILAV”) identified as W56HZV-06-D-VB01 (“Prime Contract”); and

WHEREAS, GSD has entered into a subcontract with FPI for services, including the furnishing of all Contractor logistic support under the Prime Contract (“Subcontract”); and

WHEREAS, the parties desire to further define their relationship for the provision of contractor logistic support under the Subcontract and for future contractor logistic support for the ILAV’s since FPI is the owner of the ILAV design and is experienced in providing these services.

NOW, THEREFORE, in accordance with the premises and mutual covenants contained herein, the parties agree as follows:

1.                                       Definition

(a)                                Contractor logistics support shall mean vehicle maintenance to cover routine and non                                                                        routine maintenance through depot level support; train the trainee “operator/driver’ and maintenance training to an “intermediate” or direct support level; provision of spare and repair parts; and manuals (“CLS”).

(b)                               Future contracts shall mean any arrangement that GSD or its affiliates enters into during the five (5) year period immediately after Prime Contract completion for the provision of any CLS for the ILAV (Future Contracts)

2.                                       Obligation of the Parties

(a)                                  GSD shall award to FPI under the subcontract all CLS orders it receives under the Prime Contract for the current ILAV’s and any ILAVS ordered under any options. GSD shall provide FPI with all information on, and access to, the BAE vehicles at its facility or the facilities of others to enable FPI to complete its CLS work under the Subcontract.

(b)                                 GSD shall forward to FPI any requests it receives for Future Contracts for CLS, in order for FPI to act as the prime if allowed by the potential customer. In the event that the potential customer does not allow FPI to be the prime by virtue of GSD’s role as prime contractor under Contract W56HZV-06-D-VB01, then the parties shall proceed as provided herein and GSD shall award the CLS to FPI under a new contract, which terms will be consistent the any orders it receives for CLS under any Future Contracts and the Subcontract at prices mutually agreed to by the parties.

3.                                       Proposal and Marketing Activity

During the term of this Agreement, the parties will work together to jointly prepare proposals for Future Contracts whenever the customer does not allow FPI to be the prime by virtue of GSD’s role as the prime contractor under Contract W56HZV-06-D-VB01, per paragraph 2(b), above, and will cooperate as required in marketing efforts during and after submission of said proposals. All proposals will be prepared in the English language and, whenever necessary, translated into a foreign language by GSD before being submitted to potential customers. GSD shall keep FPI informed of all of its marketing activities regarding any proposal submitted or intended to be submitted.

Subject to prior mutual consent, which consent shall not be unreasonably withheld, the parties may make public to customers and other third parties the nature of their relationship under this Agreement.

4.                                       Termination

Except for the obligations of Section 6, 8, 9 and 10 of this Agreement, which shall survive the expiration or early termination hereof, this Agreement will terminate five (5) years after the completion of the Prime Contract.

5.                                       Expenses

Except for compensation which may be paid to the parties by customers pursuant to the Prime Contract, Subcontract or any Future Contract, each party shall bear all of its own expenses incurred in connection with this Agreement.

6.                                       Negation of the Formation of a Business Organization

This Agreement shall not constitute, create, or in any way be interpreted to create a joint venture, partnership, or formal business organization of any kind between the parties.

7.                                       Assignment

Neither party may assign nor transfer its interest herein without the prior consent of the other party, provided, however, that either party may assign this agreement without the consent of the other party to any successor by way of merger, consolidation or the acquisition of substantially all of its business assets.

8.                                       Disclosure and Protection Information

The parties shall comply with the confidentiality provisions of the subcontract.

9.                                       Export Controls

Whensoever, under paragraph 2(b), GSD is the prime contractor for CLS, GSD shall be responsible for securing all export licenses and other authorizations required in order for FPI to perform its obligations under the subcontract.

10.                                 Special U.S. Law

The parties agree to comply fully with the U.S. Foreign Corrupt Practices Act and warrant that they are, and will remain, in full compliance with all applicable laws and regulations of any and all countries related to the performance of services for the project hereunder. Furthermore, the parties warrant, covenant and agree that, in the performance of this Agreement and in connection with the sale of products and services covered by this Agreement the parties have not and will not in the future, directly or indirectly, offer, pay, promise to pay or authorize the payment of any money or offer, give, promise to give, or authorize the giving of anything of value to:

any government official or any political party or official thereof, or any candidate for political office; or

any other person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised directly or indirectly, to any such official, to any such political party of official thereof, or to any candidate for political office;

for the purpose of:

influencing any action or decision of such official, party or official thereof, or candidate in his or its official capacity, including a decision to fail to perform his or its official functions, or inducing such official, party or official thereof, or candidate to use his or its influence with any government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality, in order to assist the parties in obtaining or retaining business for or with or directing business to any person.

11.                                 Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and may not be modified, altered or amended, nor may any provision hereof or right hereunder be waived, except by an instrument in writing signed by the party against which such modification, alteration, amendment or waiver is sought to be enforced. This Agreement shall be governed by, and construed in accordance with, the laws of New York. All notices, demands and other communications hereunder shall be in writing in the English language and delivered to the parties at their respective principal executive offices.

12.                                 Disputes  —  The parties shall follow the disputes provisions of the Subcontract.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Force Protection Industries, INC.

By:	/s/ Raymond Pollard
Raymond Pollard
Chief Operating Officer

Date:	July 13, 2006

BAE Systems Land & Armaments L.P. Ground Systems Division

/s/ Kenneth Mettler

By Kenneth Mettler

Date:	July 13, 2006